UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 4, 2002

SOUTHWEST GAS CORPORATION
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization) 5241 Spring Mountain Road Post Office Box 98510 Las Vegas, Nevada (Address of principal executive offices)	1-7850 (Commission File Number)	88-0085720 (I.R.S. Employer Identification No.) 89193-8510 (Zip Code)

Registrant's telephone number, including area code: (702) 876-7237

Item 5. Other Events and Regulation FD Disclosure

On January 4, 2002, Judge Roslyn O. Silver of the United States District Court for the District of Arizona issued two orders further addressing the allowable claims and damage issues in litigation presently pending among Southern Union Company (Southern Union), ONEOK, Inc. (ONEOK) and Southwest Gas Corporation (the Company).

The first order confirms that the Southern Union claims against the Company and ONEOK are now limited to claims for Southern Union's out-of-pocket expenses, estimated at approximately $1 million (according to Court filings), and any punitive damages that it can prove. The second order limits claims made by the Company against ONEOK to the Company's out-of-pocket expenses and any punitive damages that it can prove. Likewise, the single remaining ONEOK claim against the Company is limited to out-of-pocket expenses and any punitive damages that it can prove. The second order also dismisses claims made by the Company and ONEOK against Southern Union. The Company believes that its potential exposure on the remaining claims including punitive damages will not have a material impact on its financial condition.

FORWARD-LOOKING STATEMENTS

This report contains statements which constitute “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, natural gas prices, the effects of regulation/deregulation, the timing and amount of rate relief, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, resolution of pending litigation, acquisitions and competition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 10, 2002	SOUTHWEST GAS CORPORATION /s/ ROY R. CENTRELLA Roy R. Centrella Controller